Exhibit 99.1

NEWS Release
Corporate Communications
Department

Investor Contacts:
Doug Wilburne — 401-457-2288	FOR IMMEDIATE RELEASE
Justin Bourdon — 401-457-2288

Media Contact:
David Sylvestre — 401-457-2362

Textron Reports 20% Increase in Fourth Quarter Earnings Per Share and Strong Cash Flow

Initiates 2014 Financial Outlook

Providence, Rhode Island — January 22, 2014 — Textron Inc. (NYSE: TXT) today reported fourth quarter 2013 income from continuing operations of $0.60 per share, up from $0.50 per share in the fourth quarter of 2012. Revenues in the quarter were $3.5 billion, up four percent from the fourth quarter of 2012.  Manufacturing segment profit was $305 million compared to $279 million in the fourth quarter of 2012.  Manufacturing cash flow before pension contributions was $774 million compared to $625 million during last year’s fourth quarter.

Full-year income from continuing operations was $1.75 per share, compared to $1.97 in 2012. Full-year revenues were $12.1 billion, down one percent.  Manufacturing cash flow before pension contributions was $256 million, compared to $793 million in 2012.

Textron’s consolidated net debt ended the year at $1.98 billion, down $598 million from the end of 2012.

“Overall, we had a good fourth quarter to close out the year, with revenue growth at Cessna, Bell and Industrial and solid cash generation across all of our businesses,” said Textron Chairman and CEO, Scott C. Donnelly.

Outlook

Textron is forecasting 2014 revenues of approximately $13.2 billion, up about 9% from 2013.  Earnings per share from continuing operations are expected to be in the range of $2.00 to $2.20.  Cash flow from continuing operations of the manufacturing group before pension contributions is estimated to be between $600 and $700 million with planned pension contributions of about $80 million. These projections do not include the impact of the planned acquisition of Beechcraft, which is expected to close during the first half of the year.

Donnelly continued, “2013 was an important year with significant new product introductions and investments for future growth of our businesses.  Our 2014 outlook reflects the benefits of those efforts and we will continue to make investments necessary to support ongoing growth and create long-term shareholder value.”

Fourth Quarter Segment Results and Actions

Cessna

Revenues increased $22 million, primarily due to the delivery of 62 new Citation jets in the quarter, compared with 53 in the fourth quarter of 2012, partially offset by the impact of the continued wind-down of the CitationAir business and lower Caravan deliveries.

Segment profit was up $10 million from the fourth quarter of 2012, primarily due to better performance, reflecting an unfavorable arbitration award recorded in the fourth quarter of 2012.

Cessna backlog at the end of the fourth quarter was $1.0 billion, down $54 million from the end of the third quarter 2013.

Bell

Revenues increased $226 million, reflecting delivery of 13 V-22’s, 6 H-1’s and 75 commercial aircraft in the quarter compared to 9 V-22’s, 6 H-1’s and 65 commercial units in last year’s fourth quarter.

Segment profit was up $1 million from the fourth quarter of 2012 as the impact of higher volumes was largely offset by lower military margins and manufacturing inefficiencies related to prior period labor negotiations and implementation of a new enterprise resource planning system.

Bell backlog at the end of the fourth quarter was $6.5 billion, up $47 million from the end of the third quarter 2013.

Textron Systems

Revenues at Textron Systems decreased $162 million from the fourth quarter of 2012, reflecting lower volumes.

Segment profit was up $4 million when compared to the fourth quarter of 2012, as improved performance more than offset the impact of lower volumes.

Textron Systems backlog at the end of the fourth quarter was $2.8 billion, down $83 million from the end of third quarter 2013.

Industrial

Industrial revenues and profits were up $67 million and $11 million, respectively, from the fourth quarter of 2012, primarily reflecting higher volumes.

Finance

Finance segment revenues decreased $9 million compared to the fourth quarter of 2012. The segment reported a profit of $2 million, flat with last year’s fourth quarter.

Conference Call Information

Textron will host its conference call today, January 22, 2014 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 230-1092 in the U.S. or (612) 234-9960 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Wednesday, January 22, 2014 by dialing (320) 365-3844; Access Code: 265928.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. More information is available at www.textron.com.

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Non-GAAP Measures

Adjusted earnings per share from continuing operations and manufacturing cash flow before pension contributions are non-GAAP measures that are defined and reconciled to GAAP in an attachment to this release.

Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described under “Risk Factors” in our Annual Report on Form 10-K, among the factors that could cause actual results to differ materially from past and projected future results are the following:  interruptions in the U.S. Government’s ability to fund its activities and/or pay its obligations;  changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; increases in pension expenses or employee and retiree medical benefits; and continued demand softness or volatility in the markets in which we do business; the inability to complete announced acquisitions; Difficulty or unanticipated expenses in connection with integrating acquired businesses; the risk that anticipated synergies and opportunities as a result of acquisitions will not be realized or the risk that acquisitions do not perform as planned, including, for example, the risk that acquired businesses will not achieve revenue projections.

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
REVENUES
MANUFACTURING:
Cessna	$923	$901	$2,784	$3,111
Bell	1,375	1,149	4,511	4,274
Textron Systems	409	571	1,665	1,737
Industrial	773	706	3,012	2,900
	3,480	3,327	11,972	12,022

FINANCE	26	35	132	215
Total revenues	$3,506	$3,362	$12,104	$12,237

SEGMENT PROFIT
MANUFACTURING:
Cessna (a)	$33	$23	$(48)	$82
Bell	178	177	573	639
Textron Systems	40	36	147	132
Industrial	54	43	242	215
	305	279	914	1,068

FINANCE	2	2	49	64
Segment Profit	307	281	963	1,132

Corporate expenses and other, net	(57)	(43)	(166)	(148)
Interest expense, net for Manufacturing group	(27)	(38)	(123)	(143)

Income from continuing operations before income taxes	223	200	674	841
Income tax expense	(52)	(54)	(176)	(260)

Income from continuing operations	171	146	498	581
Discontinued operations, net of income taxes	(4)	2	—	8
Net income	$167	$148	$498	$589

Earnings per share:
Income from continuing operations	$0.60	$0.50	$1.75	$1.97
Discontinued operations, net of income taxes	(0.01)	0.01	—	0.03
Net income	$0.59	$0.51	$1.75	$2.00

Diluted average shares outstanding	282,707,000	291,562,000	284,428,000	294,663,000

(a)     Full year 2013 includes $28 million in severance costs.  Fourth quarter of 2012 includes a $27 million charge related to an award against Cessna in an arbitration proceeding.

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 28, 2013	December 29, 2012
Assets
Cash and equivalents	$1,163	$1,378
Accounts receivable, net	979	829
Inventories	2,963	2,712
Other current assets	467	470
Net property, plant and equipment	2,215	2,149
Other assets	3,432	3,173
Finance group assets	1,725	2,322
Total Assets	$12,944	$13,033

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$8	$535
Other current liabilities	2,995	2,977
Other liabilities	2,118	2,798
Long-term debt	1,923	1,766
Finance group liabilities	1,516	1,966
Total Liabilities	8,560	10,042

Total Shareholders’ Equity	4,384	2,991
Total Liabilities and Shareholders’ Equity	$12,944	$13,033

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows and Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations

(In millions)

(Unaudited)

		Three Months Ended		Twelve Months Ended
		December 28,	December 29,	December 28,	December 29,
		2013	2012	2013	2012
	Cash flows from operating activities:
	Income from continuing operations	$174	$140	$470	$534
	Dividends received from TFC	145	—	175	345
	Capital contributions paid to TFC	—	—	(1)	(240)
	Depreciation and amortization	100	101	371	358
	Changes in working capital	524	466	(364)	65
	Changes in other assets and liabilities and non-cash items	96	(146)	7	(104)
	Net cash from operating activities of continuing operations	1,039	561	658	958
	Cash flows from investing activities:
	Capital expenditures	(144)	(166)	(444)	(480)
	Net cash used in acquisitions	(143)	(3)	(196)	(11)
	Proceeds from the sale of property, plant and equipment	3	6	22	15
	Other investing activities, net	(6)	—	(6)	—
	Net cash from investing activities	(290)	(163)	(624)	(476)
	Cash flows from financing activities:
	Principal payments on long-term debt	(1)	(50)	(313)	(189)
	Settlement of convertible debt	—	—	(215)	(2)
	Proceeds from long-term debt	—	—	150	—
	Proceeds from settlement of capped call	—	—	75	—
	Net intergroup borrowings	57	72	57	490
	Decrease in short-term debt	(96)	—	—	—
	Purchases of Textron common stock	—	(272)	—	(272)
	Other financing activities, net	6	2	6	2
	Net cash from financing activities	(34)	(248)	(240)	29
	Total cash flows from continuing operations	715	150	(206)	511
	Total cash flows from discontinued operations	2	(3)	(3)	(8)
	Effect of exchange rate changes on cash and equivalents	2	(1)	(6)	4
	Net change in cash and equivalents	719	146	(215)	507
	Cash and equivalents at beginning of period	444	1,232	1,378	871
	Cash and equivalents at end of period	$1,163	$1,378	$1,163	$1,378

	Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

	Net cash from operating activities of continuing operations - GAAP	$1,039	$561	$658	$958
Less:	Capital expenditures	(144)	(166)	(444)	(480)
	Dividends received from TFC	(145)	—	(175)	(345)
Plus:	Capital contributions paid to TFC	—	—	1	240
	Proceeds on sale of property, plant and equipment	3	6	22	15
	Total pension contributions	21	224	194	405
	Manufacturing cash flow before pension contributions- Non-GAAP	$774	$625	$256	$793

		2014 Outlook
Net cash from operating activities of continuing operations - GAAP		$945 - $1,045
Less:	Capital expenditures	(425)
	Dividends received from TFC	—
Plus:	Proceeds from the sale of property, plant and equipment	—
	Total pension contributions	80
Manufacturing cash flow before pension contributions- Non-GAAP		$600 - $700

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business and fund its obligations.  Our definition of Manufacturing free cash flow adjusts net cash from operating activities of continuing operations for dividends received from TFC, capital contributions provided under the Support Agreement and debt agreements, capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans.  We believe that our calculation provides a relevant measure of liquidity and is a useful basis for assessing our ability to fund operations and obligations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statements of Cash Flows.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012
Cash flows from operating activities:
Income from continuing operations	$171	$146	$498	$581
Depreciation and amortization	104	106	389	383
Changes in working capital	537	381	(87)	28
Changes in other assets and liabilities and non-cash items	104	(100)	13	(57)
Net cash from operating activities of continuing operations	916	533	813	935
Cash flows from investing activities:
Capital expenditures	(144)	(166)	(444)	(480)
Net cash used in acquisitions	(143)	(3)	(196)	(11)
Finance receivables repaid	33	121	190	599
Proceeds from sales of receivables and other finance assets	26	65	178	249
Other investing activities, net	(5)	22	8	21
Net cash from investing activities	(233)	39	(264)	378
Cash flows from financing activities:
Principal payments on long-term and nonrecourse debt	(59)	(141)	(1,056)	(615)
Proceeds from long-term debt	36	18	448	106
Settlement of convertible debt	—	—	(215)	(2)
Proceeds from settlement of capped call	—	—	75	—
Purchases of Textron common stock	—	(272)	—	(272)
Decrease in short-term debt	(96)	—	—	—
Other financing activities, net	6	2	6	2
Net cash from financing activities	(113)	(393)	(742)	(781)
Total cash flows from continuing operations	570	179	(193)	532
Total cash flows from discontinued operations	2	(3)	(3)	(8)
Effect of exchange rate changes on cash and equivalents	2	(1)	(6)	4
Net change in cash and equivalents	574	175	(202)	528
Cash and equivalents at beginning of period	637	1,238	1,413	885
Cash and equivalents at end of period	$1,211	$1,413	$1,211	$1,413